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                       September 16, 2020

       Andrew Einhorn
       Chief Financial Officer
       Osmotica Pharmaceuticals plc
       400 Crossing Boulevard
       Bridgewater, NJ 08807

                                                        Re: Osmotica
Pharmaceuticals plc
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed on March 19,
2020
                                                            File number 1-38709

       Dear Mr. Einhorn:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences